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                                                                       Exhibit D
                                                                       ---------






                                 AGREEMENT AND
                                PLAN OF MERGER

                                     among

                      MADISON DEARBORN PARTNERS II, L.P.,

                       TUESDAY MORNING ACQUISITION CORP.

                                      and

                          TUESDAY MORNING CORPORATION

                        dated as of September 12, 1997
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                         AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER, dated as of September 12, 1997 (this "Agreement"), is made and entered into by and among Madison Dearborn Partners II, L.P., a Delaware limited partnership ("Parent"), Tuesday Morning Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Tuesday Morning Corporation, a Delaware corporation (the "Company").

          WHEREAS, the general partner of Parent and the respective Boards of Directors of Sub and the Company have approved the acquisition of the Company by Parent, by means of the merger (the "Merger") of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, pursuant to those certain option agreements (the "Option Agreements"), dated as of August 13, 1997, by and between Parent and each of Messrs. Lloyd L. Ross and Jerry M. Smith (the "Stockholders"), Parent has acquired an option (the "Option") to purchase 3,896,757 shares of common stock, par value $0.01 per share, of the Company ("Shares" or "Company Common Stock") held by the Stockholders (including 1,143,600 Shares issuable to the Stockholders upon exercise of stock options), which Shares are currently being held in escrow by NationsBank of Texas, N.A.;

          WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation thereof;

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                                  THE MERGER

          1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and a direct wholly owned subsidiary of Parent (Sub and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation"), and shall continue under the name "Tuesday Morning Corporation."
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          1.2  Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the merger (the "Closing") shall take place at 10:00 a.m., Chicago time, on the first business day after satisfaction and/or waiver of all of the conditions set forth in Article VI (the "Closing Date"), at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, unless another date, time or place is agreed to in writing by the parties hereto.

          1.3 Effective Time of the Merger. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the DGCL, on the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

          1.4  Effects of the Merger.

          (a) The Merger shall have the effects as set forth in the applicable provisions of the DGCL.

          (b) The directors of Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

          (c) The Certificate of Incorporation of the Company shall be amended and restated in its entirety as set forth on Exhibit A hereto, and, from and after the Effective Time, such amended and restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

          (d) The Bylaws of the Company shall be amended and restated in their entirety as set forth on Exhibit B hereto and, from and after the Effective Time, such amended and restated Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation or the Bylaws.


                                  ARTICLE II
                 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
            THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

          2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Company Common Stock or any holder of shares of capital stock of Sub:

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          (a)  Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation or such other equity securities of the Surviving Corporation as Parent shall specify.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company and all shares of Company Common Stock and other shares of capital stock of the Company owned by Parent or Sub shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

          2.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the shares thereof:

          (a) (i) Subject to the other provisions of this Section 2.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares owned, directly or indirectly (other than the shares covered by the Option), by the Company or by Parent, Sub or any other Subsidiary of Parent and Dissenting Shares (as defined in Section 2.6)) shall be converted into the right to receive $25.00 per share, net to the seller in cash, payable to the holder thereof, without any interest thereon (the "Merger Consideration"), upon surrender and exchange of the Certificate (as defined in
Section 2.3) representing such share of Company Common Stock. As used in this Agreement, the word "Subsidiary", with respect to any party, means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; or (iii) at least 25% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

               (ii) All such shares of Company Common Stock, when converted as provided in Section 2.2(a)(i), no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such Shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Section 2.3, shall only represent the right to receive for their Shares, the Merger Consideration, without any interest thereon.

          2.3  Payment for Shares.

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          (a)  Paying Agent. Prior to the Effective Time, Sub shall appoint a
United States bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration, and Sub shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article II, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to Section 2.2(a)(i) and this
Section 2.3 to holders (other than the Company or Parent, Sub or any other Subsidiary of Parent, or holders of Dissenting Shares). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund.

          The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of Company Common Stock entitled thereto as contemplated by this Section. The Surviving Corporation shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. All earnings on Permitted Investments shall be paid to the Surviving Corporation. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Section 2.3, the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

          (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record (other than the Company or Parent, Sub or any other Subsidiary of Parent) of a Certificate or Certificates which, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of shares of Company Common Stock represented by such Certificate and (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. Absolutely no interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person

                                      -4-
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requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3(b), each Certificate (other than Certificates representing Shares owned by the Company or Parent, Sub or any other Subsidiary of Parent), shall represent for all purposes only the right to receive the Merger Consideration.

          (c) Termination of Payment Fund; Interest. Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation.

          (d) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          2.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfer of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any certificates presented to the Paying Agent or Parent for any reason shall be converted into the Merger Consideration.

          2.5 Stock Option Plans. At or about the Effective Time, the holders of then outstanding options to purchase Shares under the Company's Restated Incentive Stock Option Plan and Non-Qualified Stock Option Plan (the "Stock Option Plans"), whether or not then exercisable (collectively, the "Employee Options"), shall, in cancellation and settlement thereof, receive for each Share subject to such Employee Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per Share exercise price of such Employee Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"). Upon receipt of the Option Consideration, the Employee Option shall be canceled. The surrender of an Employee Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Employee Option. Prior to the Closing, the Company shall obtain all necessary consents or releases from holders of Employee Options under the Stock Option Plans and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.5. The Stock Option Plans shall terminate as of the Effective Time, and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time. Prior to the Closing, the Company shall take all action necessary

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to (i) ensure that, following the Effective Time, no participant in the Stock
Option Plans or any other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and (ii) terminate all such plans, programs and arrangements.

          2.6 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in
Section 2.3, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock.


                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

          3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not (i) have a Material Adverse Effect (as defined below) with respect to the Company or
(ii) impair in any material respect the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has heretofore delivered to Parent complete and correct copies of its and its Subsidiaries' respective Certificates of Incorporation and Bylaws. All Subsidiaries of the Company and their respective jurisdictions of incorporation or organization are identified on Schedule 3.1(a). As used in this Agreement: a "Material Adverse Effect" shall mean, with respect to any party, the result of one or more events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, operations, results of operations,

                                      -6-
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assets, condition (financial or otherwise) or prospects of such party and its
Subsidiaries, taken as a whole.

          (b) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 Shares and 2,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). As of the date hereof: (i) 12,346,974 Shares are issued and 11,917,681 Shares are outstanding; (ii) no shares of Preferred Stock are issued and outstanding; and
(iii) 1,248,863 Shares are reserved for issuance pursuant to Employee Options outstanding under the Stock Option Plans. Except for the issuance of Shares pursuant to the exercise of outstanding Employee Options, there are no employment, executive termination or similar agreements providing for the issuance of Shares. No Shares are held by the Company, and no Shares are held by any Subsidiary of the Company. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company stockholders may vote ("Company Voting Debt") are issued or outstanding. All outstanding Shares are validly issued, fully paid and nonassessable and are not subject to preemptive or other similar rights. Except as set forth on Schedule 3.1(b), all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company or a direct or indirect Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 3.1(b), there are outstanding: (i) no shares of capital stock, Company Voting Debt or other voting securities of the Company; (ii) no securities of the Company or any Subsidiary of the Company convertible into, or exchangeable or exercisable for, shares of capital stock, Company Voting Debt or other voting securities of the Company or any Subsidiary of the Company; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Company Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 3.1(b), since June 30, 1997, the Company has not (i) granted any options, warrants or rights to purchase shares of Company Common Stock or (ii) amended or repriced any Employee Option or the Stock Option Plans. The Company has previously delivered to Parent a complete and correct list of all outstanding options, warrants and rights to purchase shares of Company Common Stock and the exercise prices relating thereto. Except for the Option Agreements, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company which will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. There are no restrictions on the Company to vote the stock of any of its Subsidiaries.

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

          (c)  Authority; No Violations; Consents and Approvals.

               (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement and the Merger by the holders of a majority of the outstanding Shares ("Company Stockholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, subject to the Company Stockholder Approval, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms and conditions except that the enforcement hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

               (ii) Except as set forth on Schedule 3.1(c)(ii), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration (including pursuant to any put right) of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets or property, or right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "Violation"), pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries or (B) except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this Section 3.1(c) are duly and timely obtained or made and the Company Stockholder Approval has been obtained, result in any Violation of (1) any loan or credit agreement, note, mortgage, deed of trust, indenture, lease, Benefit Plan (as defined in Section 3.1(i)), Company Permit (as defined in Section 3.1(f)), or any other agreement, obligation, instrument, concession, franchise, or license or (2) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets (collectively, "Laws"). The Board of Directors of the Company has taken all actions necessary under the DGCL, including approving the transactions contemplated by this Agreement, to ensure that Section 203 of the DGCL does not, and will not, apply to the transactions contemplated in this Agreement.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (A) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period thereunder; (B) the filing with the United States Securities and Exchange Commission (the "SEC") of (x) a proxy statement in definitive form relating to a meeting of the holders of Company Common Stock to approve the Merger (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement") and (y) such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; and (E) such filings in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains and Transfer Taxes").

          (d) SEC Documents. The Company has delivered to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1994 and prior to the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited state ments, to normal, recurring adjustments, which will not be material, either individually or in the aggregate) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

          (e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein will comply as to form, in all material respects, with the provisions of the Exchange Act or the rules and regulations thereunder.

          (f) Compliance with Applicable Laws. The Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits (a list of which is set forth on Schedule 3.1(f)). Except as disclosed in Schedule 3.1(f), the Company and its Subsidiaries have complied in all material respects with all applicable laws, ordinances and regulations of all Governmental Entities. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened.

          (g) Litigation. Except as set forth on Schedule 3.1(g), there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company ("Company Litigation"), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company ("Company Order").

          (h)  Taxes. Except as set forth on Schedule 3.1(h) hereto:

               (i) All Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has duly and timely paid (or there has been paid on its behalf) all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it. With respect to any period for which Taxes are not yet due with respect to the Company or any Subsidiary, the Company and each of its Subsidiaries has made due and sufficient current accruals for such Taxes in accordance with GAAP in the most recent financial statements contained in the Company SEC Documents. The Company and each of its Subsidiaries has made (or there has been made on its behalf) all required estimated Tax payments sufficient to avoid any material underpayment penalties. The Company and each of its Subsidiaries has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

               (ii) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or, to the knowledge of the Company, threatened in regard to any Taxes due from or with respect to the Company or any of the Subsidiaries or any Tax Return filed by or with respect to the Company or any of its Subsidiaries. No assessment of Taxes is proposed against the Company or any of its Subsidiaries or any of their assets.

               (iii) No election under Section 338 of the Code has been made or filed by or with respect to the Company or any of its Subsidiaries. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its Subsidiaries or any of their assets. None of the Company or any of its Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries. None of the assets of the Company or any of its Subsidiaries is or will be required to be treated as being owned by any person (other than the Company or its Subsidiaries) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.

               (iv) None of the Company or any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement or similar contract.

               (v) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code.

               (vi) Schedule 3.1(h) accurately sets forth (i) the amount of all deferred intercompany gains for purposes of Treasury Regulation section 1.1502-13 (including any predecessor regulation) with respect to the Company and its Subsidiaries; and (ii) the amount of any excess loss account with respect to the stock of each of the Subsidiaries for purposes of Treasury Regulation section 1.1502-19 (including any predecessor regulation).

               (vii) The term "Code" shall mean the internal Revenue Code of 1986, as amended. The term "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, and franchise taxes imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government; and (b) any interest, fines, penalties, assessments, or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof. The term "Tax Returns" shall mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes.

          (i)  Pension And Benefit Plans; ERISA.

               (i) Schedule 3.1(i)(i) sets forth a complete and correct list of:

                    (A) all "employee benefit plans", as defined in Sections 3(3) and 4(b)(4) of ERISA, under which Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise ("Benefit Plans"); and

                    (B) all employment or consulting agreements, and all bonus or other incentive compensation, deferred compensation, salary continuation during any absence from active employment for disability or other reasons, severance, sick days, stock award, stock option, stock purchase, tuition assistance, club membership, employee discount, employee loan, or vacation pay agreements, policies or arrangements which the Company or any of its Subsidiaries maintains or has any obligation or liability (contingent or otherwise) and each of which has a cost to the Company or any of its Sub sidiaries in excess of $10,000 for any year (the "Employee Arrangements").

               (ii) with respect to each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been delivered to Parent or its representatives: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments);
(iv) the most recent IRS determination letter; (v) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report no. 87, 106 and 112).

               (iii) The Company and its Subsidiaries have not during the preceding six years had any obligation or liability (contingent or otherwise) with respect to a Benefit Plan which is described in Section 3(35), 3(37), 4(b)(4), 4063 or 4064 of ERISA.

               (iv) The Benefit Plans and their related trusts intended to qualify under Sections 401(a) and 501(a) of the Code, respectively, are qualified under such sections. Any voluntary employee benefit association which provides benefits to current or former employees of the Company and its Subsidiaries, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

               (v) All contributions or other payments required to have been made by the Company or any of its Subsidiaries to or under any Benefit Plan or Employee Arrangement by applicable law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

               (vi) The Benefit Plans and Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable laws.

                (vii) Except as disclosed in Schedule 3.1(i)(vii), there are no pending or, to the best knowledge of the Company, threatened actions, claims or proceedings against or relating to any Benefit Plan or Employee Arrangement other than routine benefit claims by persons entitled to benefits thereunder.

               (viii) Except as disclosed in Schedule 3.1(i)(viii), the Company and its Subsidiaries do not maintain or have an obligation to contribute to retiree life or retiree health plans which provide for continuing benefits or coverage for current or former officers, directors or employees of the Company or any of its Subsidiaries except (i) as may be required under Part 6 of Title I of ERISA) and at the sole expense of the participant or the participant's beneficiary or (ii) a medical expense reimbursement account plan pursuant to
Section 125 of the Code.

               (ix) Except as disclosed in Schedule 3.1(i)(ix) none of the assets of any Benefit Plan is directly invested in stock of the Company or any of its affiliates, or property leased to or jointly owned by the Company or any of its affiliates.

               (x) Except as disclosed in Schedule 3.1(i)(x) or in connection with equity compensation, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment becoming due to any employee (current, former or retired) of the Company and its Subsidiaries, (B) increase any benefits under any Benefit Plan or Employee Arrangement or (C) result in the acceleration of the time of payment of, vesting of or other rights with respect to any such benefits.

               (xi) The Company and its Subsidiaries have no liability (contingent or otherwise) under Section 4069 of ERISA by reason of a transfer of an underfunded pension plan.

          (j) Absence of Certain Changes or Events. Since June 30, 1997, the business of the Company and its Subsidiaries has been carried on only in the ordinary and usual course and no event or events has or have occurred that (either individually or in the aggregate) has had, or could have, a Material Adverse Effect on the Company.

          (k) No Undisclosed Liabilities. Except as specifically and individually set forth on Schedule 3.1(k) or the other schedules hereto (specific reference to which shall be made on Schedule 3.1(k)), there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are material to the Company and its Subsidiaries considered as a whole other than:
(i) liabilities reflected on the Company's audited financial statements (together with the related notes thereto) filed with the Company's Annual Statement on Form 10-K for the year ended December 31, 1996 (as filed with the SEC) or unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 (such audited and unaudited financial statements being referred to herein as the "Company Financial Statements"); and (ii) liabilities under this Agreement.

          (l) Opinion of Financial Advisor. The Company has received the opinion of SBC Warburg Dillon Read Inc., (the "Financial Advisor") dated September 12, 1997, to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair from a financial point of view to such holders, a signed, true and complete copy of which opinion shall be delivered to Parent, and such opinion has not been withdrawn or modified. True and complete copies of all agreements and understandings between the Company or any of its affiliates and the Financial Advisor relating to the transactions contemplated by this Agreement are attached hereto as Schedule 3.1(l).

               (m) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable law or otherwise) to approve the Merger, this Agreement and the transactions contemplated hereby.

               (n)     Labor Matters.

               (i) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, to the knowledge of the Company, there have been no organizing activities involving the Company or any of its Subsidiaries with respect to any group of employees of the Company or any of its Subsidiaries.

               (ii) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries.

               (iii) Except as set forth on Schedule 3.1(g), there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought or filed with any governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

               (iv) Each of the Company and its Subsidiaries is in material compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers, compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

               (v) Since January 1, 1996, there has been no "mass layoff" or "plant closing" (as defined by the Worker Adjustment Retraining and Notification Act of 1988, as amended ("WARN Act") with respect to the Company or any of its Subsidiaries.

          (o) Intangible Property. Except as set forth on Schedule 3.1(o) attached hereto, each of the Company and its subsidiaries owns or has a right to use each material trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright owned, used or useful in connection with the operation of its businesses, including any registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively, the "Company Intangible Property"), free and clear of any and all liens, claims or encumbrances.
Schedule 3.1(o) hereto sets forth a complete list of the Company Intangible Property. The use of the Company Intangible Property by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person.

          (p)  Environmental Matters.
               ---------------------

               (i)  For purposes of this Agreement:

               (A) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and the costs to clean up, remove, treat, or in any other way address any Hazardous Materials) arising from or under any Environmental Law.

               (B) "Environmental Law" means any applicable law regulating or prohibiting Releases of Hazardous materials into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety from Hazardous Materials including the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. (S) 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.
          (S) 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), the Clean Water Act (33 U.S.C. (S) 1251 et seq.), the Clean Air Act (33 U.S.C. (S) 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. (S) 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. (S) 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, including the Industrial Site Recovery Act ("IRSA"), and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date;

               (C) "Hazardous Material" means any substance, material or waste which is regulated by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or the United States, including any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law and shall also include petroleum, petroleum products, asbestos, polychlorinated biphenyls and radioactive materials;

               (D) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment, or into or out of any property; and

               (E) "Remedial Action" means all actions, including any expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (I) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the environment; (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare or the environment; (III) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (IV) bring the applicable party into compliance with any Environmental Law.

               (ii) (A) The operations of the Company and its Subsidiaries have been and, as of the Closing Date, will be, in compliance with all Environmental Laws;

               (B) The Company and its Subsidiaries have obtained and will, as of the Closing Date, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses, except such permits the lack of which would not materially impair the ability of the Company and its Subsidiaries to continue operations;

               (C) The Company and its Subsidiaries are not subject to any outstanding written orders from, or written agreements with, any Governmental Entity or other person respecting (I) Environmental Laws,
          (II) Remedial Action or (III) any Release or threatened Release of a Hazardous Material;

               (D) The Company and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability is outstanding;

               (E) Neither the Company nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the environment (whether on-site or off-site) which would be reasonably likely to result in the Company and its Subsidiaries incurring Environmental Costs and Liabilities in excess of $100,000;

               (F) The operations of the Company or its Subsidiaries do not involve the transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent;

               (G) Except as set forth on Schedule 3.1(p) attached hereto, to the knowledge of the Company, there is not now nor has there been in the past, on or in any owned property of the Company or its Subsidiaries any of the following: (I) any underground storage tanks or surface impoundments, (II) any asbestos-containing materials in friable form or (III) any polychlorinated biphenyls; and

               (H) No judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law.

          (q)  Real Property.
               -------------

               (i) The Company has previously provided to Parent a list of all of the real property owned in fee by the Company and its Subsidiaries. Each of the Company and its Subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (1) those reflected or reserved against in the balance sheet of the Company dated as of December 31, 1996, (2) taxes and general and special assessments not in default and payable without penalty and interest, (3) statutory liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent and (4) liens which are not substantial in character, amount or extent and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

               (ii) The Company has previously provided to Parent a list setting forth each lease, sublease or other agreement (collectively, the "Real Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property. Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current, no termination event or condition or uncured default of a material nature on the part of the Company or any Subsidiary of the Company or, to the Company's knowledge, the landlord, exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (1) those reflected or reserved against in the balance sheet of the Company dated as of December 31, 1996, (2) taxes and general and special assessments not in default and payable without penalty and interest, (3) statutory liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent and (4) liens which are not substantial in character, amount or extent and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

          (r) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by the vote of those directors participating
(i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company and has approved the same, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

          (s) Material Contracts. The Company has delivered to Parent (i) true and complete copies of all written contracts, agreements, commitments, arrangements, leases (including with respect to personal property), policies and other instruments to which it or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound which require payments to be made in excess of $1,000,000 per year (other than purchase orders entered into in the ordinary course of business, real estate leases or agreements listed in any of the other disclosure schedules attached hereto) (collectively, "Material Contracts") and
(ii) a written description of each Material Contract that has not been reduced to writing. Each of the Material Contracts is listed on Schedule 3.1(s). Neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any material respect under any such Material Contract; and there has not occurred any event or events that with the lapse of time or the giving of notice or both would constitute such a material default.

          (t) Related Party Transactions. Except as set forth in the Company SEC Documents, no director, officer, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (A) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (B) engaged in a business related to the business of the Company or any of its

Subsidiaries, or (C) participating in any transaction to which the Company or any of its Subsidiaries is a party; or (iii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

          (u) Indebtedness. Except as set forth on Schedule 3.1(u) hereto (or otherwise disclosed in the Company Financial Statements), neither the Company nor any of its Subsidiaries has any outstanding indebtedness for borrowed money or representing the deferred purchase price of property or services or similar liabilities or obligations, including any guarantee in respect thereof ("Indebtedness"), or is a party to any agreement, arrangement or understanding providing for the creation, incurrence or assumption thereof.

          (v) Liens. Except as set forth on Schedule 3.1(v) (or otherwise disclosed in the Company Financial Statements), neither the Company nor any of its Subsidiaries has granted, created, or suffered to exist with respect to any of its assets, any mortgage, pledge, charge, hypothecation, collateral assignment, lien, encumbrance or security agreement of any kind or nature whatsoever, except for statutory liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent and liens which are not substantial in character, amount or extent and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

          (w) Suppliers. There has been no material deterioration in the relations of the Company and its Subsidiaries with any of their material suppliers since June 30, 1997.

          (x) Disclosure. Neither this Section 3 nor any schedule, attachment, written statement, document, certificate or other item supplied to Parent by or on behalf of the Company with respect to the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

          3.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

          (a) Organization, Standing and Power. Parent is a limited partnership and Sub is a corporation, and each is duly organized, validly existing and in good standing under the laws of its state of organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign partnership or corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not have a Material Adverse Effect with respect to Parent.

          (b) Authority; No Violations; Consents and Approvals.
              ------------------------------------------------

               (i) Each of Parent and Sub has all requisite partnership or corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership or corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms and conditions except that the enforcement hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

               (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Sub will not result in any Violation pursuant to any provision of the respective Partnership Agreement or Certificate of Incorporation or Bylaws of Parent or Sub (as applicable) or, except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this Section 3.2(b) are duly and timely obtained or made, and the Company Stockholder Approval has been obtained, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets.

               (iii) No consent, approval, order or authorization of, or registration, decla ration or filing with, notice to, or permit from any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by each of Parent and Sub or the consummation by each of Parent or Sub of the transactions contemplated hereby, except for: (A) filings under the HSR Act; (B) the filing with the SEC of such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;
(D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; and (E) such filings in connection with any Gains and Transfer Taxes.

          (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to Parent or Sub, or with respect to information supplied by Parent or Sub for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, any of such documents, such event shall be so described to the Company.

          (d) Financing. Parent and Sub have delivered to the Company a true and complete copy of the letters obtained by Parent and Sub from Merrill Lynch & Co., Inc. to provide debt financing for the transactions contemplated hereby (the "Financing Letters"). Parent and its Affiliates will provide $115,000,000 in equity financing for the transactions contemplated hereby.

          (e) Due Diligence. Parent and Sub acknowledge that they and their representatives have conducted an independent due diligence investigation of the Company and its Subsidiaries prior to the execution of this Agreement and will continue to do so. At the time of the execution of this Agreement, the officers of Parent are not aware of facts which would currently entitle Parent and Sub to decline to effect the Merger pursuant to Section 6.2(a). Parent and Sub agree to confirm to the Company in writing at the time the Proxy Statement is mailed to the Company's stockholders that such officers are not aware of any such facts.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

          4.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to the Company and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

          (a) Ordinary Course. Each of the Company and its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having material business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

          (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof.

          (c) Issuance of Securities. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) grant any options, warrants or rights, to purchase shares of Company Common Stock, (ii) amend the terms of or reprice any option or amend the terms of the Stock Option Plans, or (iii) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class or series, any Company Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible securities, other than the issuance of Shares upon the exercise of Employee Options that are outstanding on the date hereof.

          (d) Governing Documents. The Company shall not amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated hereby.

          (e) No Solicitation. From and after the date hereof until the termination of this Agreement, neither the Company or any of its Subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including any investment banker, advisor attorney or accountant retained by any of the above) (such officers, directors, employees, representatives, agents, affiliates, investment bankers, attorneys and accountants being referred to herein, collectively, as "Representatives"), will, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below),
(ii) provide any information to any other person or entity concerning the Company (other than information which the Company provides to other persons in the ordinary course of its business, so long as the Company has no reason to believe that such information will be used to make or evaluate an Acquisition Proposal, or as required by law) or (iii) enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal; and neither the Company nor any of its Subsidiaries will authorize or permit any of its Representatives to take any such action, and the Company shall notify Parent orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to, and all material aspects of, all inquiries and proposals which it or any of its Subsidiaries or any of their respective Representatives may receive relating to any of such matters, including the identity of the offeror and the terms and conditions of such proposal, inquiry or contact, and, if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal as promptly as practicable; provided, however, that nothing contained in this Section 4.1(e) shall prohibit the Board of Directors of the Company from responding to any unsolicited written, bona fide Acquisition Proposal if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with and based upon the advice of its Financial Advisor, determines in good faith that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to the Company's stockholders than the transaction contemplated herein, (B) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law, (C) prior to taking such action, the Company (x) provides reasonable prior notice to Parent to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form, and (D) the

Company shall promptly and continuously advise Parent as to all of the relevant details relating to, and all material aspects, of any such discussions or negotiations.

          For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions among the Company, Parent and Sub contemplated hereunder) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for all or substantially all of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (f) No Acquisitions. The Company shall not, nor shall it permit any of its Subsidiaries to, merge or consolidate with, or acquire any equity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto. The Company shall not acquire or agree to acquire any assets of any corporation, partnership, association or other business organization or division thereof, except for the purchase of inventory and supplies in the ordinary course of business.

          (g) No Dispositions. Other than sales of inventory in the ordinary course of business consistent with past practice, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets (including any capital stock or other ownership interest of any Subsidiary of the Company).

          (h) Governmental Filings. The Company shall promptly provide Parent (or its counsel) with copies of all filings made by the Company with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (i) No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

          (j) Other Actions. The Company will not nor will it permit any of its Subsidiaries to take or agree or commit to take any action that is reasonably likely to result in any of the Company's representations or warranties hereunder being untrue in any material respect or in any of the Company's covenants hereunder or any of the conditions to the Merger not being satisfied in all material respects.

          (k) Certain Employee Matters. The Company and its Subsidiaries shall not (without the prior written consent of Parent): (i) grant any increases in the compensation of any of its directors, officers or key employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated to be paid prior to the Effective Time by any of the existing Benefit Plans or Employee Arrangements as in effect on the date hereof to any such director, officer or key employee, whether past or present; (iii) enter into any new, or materially amend any existing, employment or severance or termination agreement with any such director, officer or key employee; or (iv) except as may be required to comply with applicable law, become obligated under any new Benefit Plan or Employee Arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

          (l)  Indebtedness; Agreements.

               (i) The Company shall not, nor shall the Company permit any of its Subsidiaries to, assume or incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others (other than borrowings under the Company's existing revolving credit facility in the ordinary course of business consistent with past practice) or enter into any operating or capital lease (other than entering into operating leases in connection with leasing additional retail space in the ordinary course of business consistent with past practice) or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries, or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another person.

               (ii) The Company shall not, nor shall the Company permit any of its Subsidiaries to, enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or-provisions of any Material Contract.

          (m) Accounting. The Company shall not take any action, other than in the ordinary course of business, consistent with past practice or as required by the SEC or by law, with respect to accounting policies, procedures and practices.

          (n) Capital Expenditures. The Company and its Subsidiaries shall not incur any capital expenditures in excess of $100,000, except for capital expenditures contemplated by the Company's budget previously supplied to Parent.

          (o) Requisite Consents. The Company and its Subsidiaries shall use all commercially reasonable efforts to (i) obtain consents from third parties to the consummation of the Merger and the transactions contemplated thereby and hereby, which consents are material to the business of the Company (the "Requisite Consents") and (ii) ensure that such Requisite Consents are in full force and effect as of the Closing Date.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

          5.1  Preparation of the Proxy Statement; Company Stockholders Meeting.

          (a) As soon as practicable following the date hereof, the Company and Parent shall prepare the Proxy Statement. The Company will, as soon as practicable following the date hereof, file the Proxy Statement with the SEC. The Company will use all commercially reasonable efforts to respond to all SEC comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date.

          (b) The Company will, as soon as practicable following the date hereof, duly call, give notice of, convene and hold a meeting of the Company's stockholders for the purpose of approving this Agreement and the transactions contemplated hereby. At such stockholders meeting, Parent shall cause all of the shares of Company Common Stock then owned by Parent and Sub to be voted in favor of the Merger.

          (c) Sub shall promptly submit this Agreement and the transactions contemplated hereby for approval and adoption by Parent, as its sole stockholder, by written consent.

          5.2 Access to Information. Upon reasonable notice, each of the Company or Parent, as the case may be, shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other party (including, in the case of Parent and Sub, potential financing sources and their employees, accountants, counsel and other representatives), access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, such party shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party, (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The Confidentiality Agreement previously entered into between Parent and the Company (the "Confidentiality Agreement") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

          5.3 Settlements. Neither the Company nor any of its Subsidiaries shall effect any settlements of any legal proceedings arising out of or related to the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby without the prior written consent of Parent.

          5.4  Fees and Expenses.

          (a) Except as otherwise provided in this Section 5.4 and except with respect to claims for damages incurred as a result of the breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

          (b) The Company agrees to pay Parent a fee in immediately available funds equal to $9,750,000 upon:

               (i) the termination of this Agreement under Section 7.1(d) in the event that any of the following events shall occur (each, a "Trigger Event"):

                    (1) the Board of Directors of the Company shall have (A) withdrawn or modified, in a manner adverse to Parent or Sub, its recommendation of the Agreement or the Merger or (B) failed to confirm its recommendation of the Agreement or the Merger within two business days after a written request by Parent to do so after the occurrence of an Acquisition Proposal;

                    (2) the Board of Directors of the Company shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal;

                    (3) the Company shall have entered into an agreement (other than a confidentiality agreement as contemplated by Section 4.1(e)) with respect to an Acquisition Proposal;

                    (4) any Person or group (other than Parent, Sub or any of their Affiliates) shall have acquired Company Common Stock after the date of this Agreement which, when added to Company Common Stock already owned by such Person or group, constitutes a majority of the outstanding Company Common Stock or a tender or exchange offer for Company Common Stock shall have been commenced and such offer ultimately results, including after the termination of this Agreement, in a Person or group owning a majority of the outstanding Company Common Stock; or

                    (5) (A) an Acquisition Proposal is made and (B) the Company fails to call and hold a stockholders meeting to approve the Agreement and the Merger as promptly as is reasonably practicable having regard to the expected timing of the financing of the Merger and, in any event, on or prior to the 175th calendar day after the date hereof (such time period shall be extended by an amount of time equal, in the reasonable judgment of the Company, to any delays beyond the reasonable control of the Company in obtaining any required regulatory approvals in connection with the transactions contemplated hereby); or

               (ii) the termination of this Agreement under Section 7.1(b) following a material and willful breach by the Company of any covenant or agreement set forth in this

     Agreement, which breach could reasonably be expected to aid or encourage an Acquisition Proposal and shall not have been cured within ten business days following receipt by the Company of notice of such breach.

          (c) Upon any termination of this Agreement (other than a termination by the Company under Section 7.1(b)(i) hereof), the Company shall pay to Parent (not later than one business day after receipt of reasonable documentation therefor and in no event prior to January 2, 1998) such amounts as may be necessary to reimburse Parent and Sub for their reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or Sub to third parties in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all costs and reasonable fees and expenses of counsel, investment banking firms, accountants, experts and consultants, provided that (x) reimbursement for such fees and expenses shall be limited to $1,000,000 and (y) reimbursement under this sentence shall not cover fees incurred or paid by or on behalf of Parent or Sub under the Financing Letters. In addition, in the event the payment becomes due under Section 5.4(b), the Company shall pay to Parent (not later than one business day after receipt of reasonable documentation therefor) all fees and expenses incurred or paid by or on behalf of Parent or Sub under the Financing Letters, provided that reimbursement for fees and expenses under this sentence shall be limited to $1,000,000. The Company shall in any event pay the amount requested (subject to the limits in the preceding two sentences) within one business day of receipt of reasonable documentation from Parent. The amounts payable to Parent and Sub under this Section 5.4(c) shall be in addition to (and not an offset against) the amount (if any) payable to Parent under Section 5.4(b).

          (d) Any amounts due under this Section 5.4 that are not paid when due shall bear interest at the rate of 12% per annum from the date due through and including the date paid.

          5.5 Brokers or Finders. (a) The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Financial Advisor and Hatchett Capital Group, Inc., whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firms (copies of which have been delivered by the Company to Parent prior to the date of this Agreement).

          (b) Parent represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

          5.6  Indemnification; Directors' and Officers' Insurance.

          (a) The Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers as the case may be (and the Company and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), the Company shall defend the Indemnified Parties in such matter with counsel of the Company's choosing and the Indemnified Parties will use all reasonable efforts to assist in the vigorous defense of any such matter. In no event will the Company or the Surviving Corporation be liable for any settlement effected without its prior written consent which consent shall not unreasonably be withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company (or after the Effective Time, the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 5.6 except to the extent such failure prejudices such party), and shall deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by
Section 145(e) of the DGCL. The Company and Sub agree that the foregoing rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

          (b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and containing terms and conditions which are not materially less advantageous to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that Parent shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount. The last annual premium paid by the Company was $105,000.

          (c) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of Sub, the Company and the Surviving Corporation.

          5.7 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable laws and regulations or otherwise, to consummate and make effective the transactions contemplated by this Agreement, subject to the Company Stockholder Approval, including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, approvals under the HSR Act. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action. Without limiting the generality of the foregoing, the Company agrees to cooperate with Parent's and Sub's efforts to secure the financing contemplated by the Financing Letters, such cooperation to include providing such information to Parent's and Sub's financing sources as Parent or Sub may reasonably request and making available management and such other employees of the Company as Parent and Sub may reasonably request to participate in any marketing and sales efforts relating to sales of securities in connection with the Financing Letters.

          5.8 Conduct of Business of Sub. During the period of time from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

          5.9 Publicity. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

          5.10 Withholding Rights. Sub and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Sub or the Surviving Corporation, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Sub or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Sub or the Surviving Corporation, as applicable.

                                  ARTICLE VI
                             CONDITIONS PRECEDENT

          6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no restrictive order or other requirements shall have been placed on the Company, Parent, Sub or the Surviving Corporation in connection therewith.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use all commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

          (d) Statutes. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or governmental agency or authority which prohibits the consummation of the Merger.

          6.2 Conditions of Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Sub:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement and except in those instances where the aggregate amounts represented by all breaches (other than breaches for which the Company has obtained the consent of Parent and Sub) of such representations and warranties are not likely to result in a Material Adverse Effect on the Company; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and by the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the

Company by the chief executive officer and by the chief financial officer of the Company to such effect.

          (c) Financing. Parent and Sub shall have received the debt financing for the transactions contemplated hereby on terms substantially as outlined in the Financing Letters.

          (d) Employment Matters. Lloyd L. Ross shall have entered into a two-year consulting agreement with the Surviving Corporation on terms consistent with the letter dated September 12, 1997 from Parent to him. Jerry M. Smith shall have entered into a three-year employment agreement with the Surviving Corporation on terms consistent with the letter dated September 12, 1997 from Parent to him and shall have made the investment in Sub as contemplated therein.

          (e) No Litigation. There shall be no action, suit or proceeding pending against Parent, Sub or the Company seeking to restrain or enjoin the Merger, or seeking a material amount of damages in connection with the Merger, which action, suit or proceeding has, in the opinion of legal counsel to Parent, a reasonable possibility of success.

          (f) Consents. The Company and the Subsidiaries shall have obtained all of Requisite Consents.

          (g) Dissenting Shares. No more than five percent (5.0%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

          6.3 Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the
Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and by the chief financial officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive officer and by the Chief Financial Officer of Parent to such effect.

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

          7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or by Parent:

          (a) by mutual written consent of the Company and Parent, or by mutual action of their respective Boards of Directors;

          (b) by either the Company or Parent (i) so long as such party is not then in material breach of its obligations hereunder, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five business days following receipt by the breaching party of notice of such breach, or (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

          (c) by either the Company or Parent, so long as such party is not then in material breach of its obligations hereunder, if the Merger shall not have been consummated on or before the 180th calendar day following the date hereof; provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

          (d)  by Parent in the event that a Trigger Event has occurred under
Section 5.4(b) prior to the Closing.

          7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective affiliates, officers, directors or shareholders except (i) with respect to (A) this Section 7.2, (B) the second sentence of Section 5.2 and (C) Section 5.4, and (ii) to the extent that such termination results from the material breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, in each case, as set forth in this Agreement.

          7.3 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Sub and the Company at any time prior to the Effective Date with respect to any of the terms contained herein; provided, however, that, after this Agreement is approved by the Company's stockholders, no such amendment or modification shall reduce the amount or change the form of consideration to be delivered to the holders of Shares.

          7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by mutual action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.


                                 ARTICLE VIII
                              GENERAL PROVISIONS

          8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II and Section 5.6 hereof. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

          8.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

          (a)  if to Parent or Sub, to:

               Madison Dearborn Partners II, L.P.
               Three First National Plaza
               Chicago, Illinois  60602
               Attn:  Benjamin D. Chereskin
               Telephone:  (312) 732-5115
               Telecopy: (312) 732-4098
          with a copy to:

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, Illinois 60601
               Attn: Carter W. Emerson, P.C.
               Telephone: (312) 861-2000
               Telecopy: (312) 861-2200

          (b)  if to the Company, to:

               Tuesday Morning Corporation
               14621 Inwood Rd.
               Dallas, Texas 75244
               Attn: Jerry M. Smith
               Telephone: (972) 450-8267
               Telecopy: (972) 387-2344

          with copies to:

               Crouch & Hallet, L.L.P.
               717 N. Harwood Suite 1400
               Dallas, TX 775201
               Attn: Bruce Hallett
               Telephone: (214) 953-0053
               Telecopy: (214) 953-0576

          8.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

          8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          8.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as provided in Section 5.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

          8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (a) Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to (i) any newly-formed direct wholly-owned Subsidiary of Parent or Sub or (ii) any institutional lender who provides funds to Parent, Sub or the Surviving Corporation for the consummation of the transactions contemplated hereby and (b) Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Madison Dearborn Capital Partners II, L.P or any subsidiary of the type contemplated in clause (a)(i) above. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                              PARENT:

                              MADISON DEARBORN PARTNERS II, L.P.

                              By:  MADISON DEARBORN PARTNERS, INC.


                              By:         /s/ Benjamin D. Chereskin
                                 --------------------------------------------


                              SUB:

                              TUESDAY MORNING ACQUISITION CORP.


                              By:         /s/ Benjamin D. Chereskin
                                 --------------------------------------------
                              Name:           Benjamin D. Chereskin
                                   ------------------------------------------
                              Title:           Vice President
                                    -----------------------------------------


                              COMPANY:
                              -------

                              TUESDAY MORNING CORPORATION



                              By:         /s/ Lloyd L. Ross
                                 --------------------------------------------
                              Name:           Lloyd L. Ross
                                   ------------------------------------------
                              Title:          Chief Executive Officer
                                    -----------------------------------------